Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces August 2006 Sales Results

•	Total Net Sales Increase 11.2%

•	Comparable Store Sales Increase 1.9%

New York, New York, August 31, 2006 - AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended August 26, 2006 increased 11.2 percent to $149.2 million over total net sales of $134.1 for the four-week period ended August 27, 2005. By division, net sales were $56.6 million for Ann Taylor compared to $53.1 million last year, and $73.5 million for Ann Taylor LOFT compared to $66.8 million last year.

Comparable store sales for the period increased 1.9 percent compared to a comparable store sales increase of 3.7 percent for the same four-week period last year. By division, comparable store sales for August 2006 were up 6.9 percent for Ann Taylor compared to a 5.6 percent increase last year, and declined 1.0 percent for Ann Taylor LOFT compared to a 1.9 percent increase last year.

Kay Krill, President and Chief Executive Officer, stated, “We entered August in an extremely healthy inventory position, which enabled us to continue our focus on driving full-price sales and higher gross margin, including the elimination of our traditional 50 percent clearance event in both divisions. Ann Taylor delivered its thirteenth consecutive month of positive comparable store sales with the results for the month benefiting from the early receipt of fall product. Suits, cropped pants, skirts, shoes and accessories have been particularly well-received. At LOFT, we achieved a solid increase in full-price sales, while non-full price sales decreased from last year as a result of much less clearance inventory. Our wear-now selection of dresses, relaxed separates, cropped pants and knit tops has performed well, and our fall collection is now in stores as of the first week of September.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 828 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of July 29, 2006.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

ANNTAYLOR

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher energy prices, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems; and

•	the impact of the Company’s AnnTaylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A - Risk Factors and Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:
For Media:	For Investors:
Wendi Kopsick/Micheline Tang	Jim Smith
Kekst and Company	EVP, Chief Financial Officer
(212) 521-4867/4872	(212) 541-3547